Exhibit 10.1
March 1, 2017

Raymond Barrette

Dear Ray:

This letter agreement (this “Agreement”) is intended to set forth our mutual understanding and agreement regarding your retirement as Chief Executive Officer (“CEO”) of White Mountains Insurance Group, Ltd. (the “Company”) and as a member of the board of directors of the Company (the “Board”).
The Board would like to begin by thanking you for your extraordinary efforts on behalf of the Company. The Board is grateful for your leadership and wishes you the best in your retirement. The terms of your retirement are as follows:
1.Retirement. You will retire as CEO of the Company (and from any other employment position with the Company or its subsidiaries) effective as of March 1, 2017 (the “Retirement Date”). You will also retire as a member of the Board (and from the board of directors of any Company subsidiary and as a Company-designated director of Build America Mutual Assurance Company (“BAM”)) effective as of the Retirement Date. Your retirement as CEO, member of the Board and from all other positions with the Company and its subsidiaries, as well as your retirement as a Company-designated director of BAM, will be automatic and without any further action on your part or on the part of the Company and its subsidiaries or BAM. You agree to execute and deliver any additional notices or other documents reasonably necessary to implement such retirements. Your retirement as the CEO is intended to constitute a “separation from service” as of the Retirement Date for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Section 409A”). The parties hereto acknowledge and agree that your retirement shall not be treated as a termination of employment in connection with a change in control of the Company for purposes of Sections 280G or 4999 of the Code.

2.Accrued Obligations Following Retirement Date. Following the Retirement Date, the Company shall provide you with the following payments and benefits:

(a)Earned Salary. A lump-sum cash payment equal to your earned but unpaid base salary through the Retirement Date (determined based on your current annual base salary rate of $500,000), payable within ten days following the Retirement Date.

(b)FY 2016 Annual Cash Bonus. An annual cash bonus award payable under the Company’s Annual Bonus Program (“Annual Bonus Program”) for the Company’s 2016 fiscal year (“FY 2016”) equal to $337,500, based upon an agreed assumption that applicable performance goals for FY 2016 under the Annual Bonus Program have been attained at 90% of target level of performance. Such bonus amount will be paid within ten days after the Retirement Date (or, if earlier, on the date that such bonuses are paid to other senior executives of the Company).

(c)2014-2016 Performance Share Award. Your award of performance shares for the 2014-2016 performance cycle under the Company’s Long-Term Incentive Plan (“LTIP” and, such award, the “2014-2016 Performance Share Award”), which has a target payout of 10,750 shares of common stock, par value 1.00 per share, of the Company (“Common Stock”), will vest on the Retirement Date and be settled in cash based upon an agreed assumption that the applicable performance goals have been attained at 76% of target level of performance. The cash amount payable in respect of the 2014-2016 Performance Share Award will be the sum of (i) an amount equal to the product of (x) the number of shares of Common Stock (“Shares”) deliverable upon settlement, which will equal 8,170 Shares based upon the agreed assumption of 76% of target level of performance and (y) the same price per Share paid to other senior executives of the Company with respect to their equivalent LTIP awards (which is currently expected to be the average of the high and low prices of Shares on March 1, 2017) and (ii) if the Company declared any cash dividends during the 2014-2016 performance cycle, the aggregate amount of such dividends payable on such number of Shares deliverable upon settlement. Such cash amount will be paid to you within ten days after the Retirement Date (or, if earlier, on the date that payments in respect of such awards are made to other senior executives of the Company)

(d)Unreimbursed Business Expenses. Any unreimbursed business expenses incurred by you, payable in accordance with the Company’s expense reimbursement policy.

(e)Other Accrued Benefits. Any other earned and vested amounts, entitlement or benefits (including the ability to elect continued health coverage under COBRA), to the extent not otherwise described herein, which will be provided to you in accordance with the terms of the applicable plans and arrangements of the Company.

3.Retirement Payments and Benefits. In connection with your retirement as CEO in accordance with Section 1 above, subject to your satisfaction of the Release Requirement described in Section 4 below and in lieu of any other severance or separation payments or benefits under the Company’s compensation and benefit plans and arrangements, the Company shall provide you with the payments and benefits described in this Section 3.

(a)Annual Cash Bonus. An annual cash bonus award under the Annual Bonus Program for the Company’s 2017 fiscal year (“FY 2017”) equal to $187,500, which is 50% of the amount that would be payable if applicable performance goals for FY 2017 under the Annual Bonus Program were to be attained at target level of performance. Such bonus amount will be paid within five days after the Release Date (as defined below).

(b)Outstanding Equity Awards. Other than in the case of the 2014-2016 Performance Share Award (which will vest and be settled in accordance with Section 2(c)

of this Agreement), your outstanding equity awards under the LTIP will be canceled as of the Retirement Date and, instead, you will receive a cash amount equal to the sum of (i) an amount equal to the product of (x) 22,500 and (y) a Share price determined by averaging the high and low average prices of Shares on each of the five consecutive trading days ending on March 1, 2017 and (ii) any accrued but unpaid dividends in respect of such equity awards as of the Release Date. Such cash amount will be paid within five days of the Release Date.

4.Release of Claims. As a condition of receiving the payments and benefits provided under Section 3, you will be required to execute, deliver and not revoke, within sixty (60) calendar days following the Retirement Date, the mutual release attached hereto as Exhibit A (the “Release”), such Release to be delivered by you and become irrevocable no later than sixty (60) calendar days following the Retirement Date (the “Release Requirement” and, the date such Release becomes effective and irrevocable in accordance with its terms, the “Release Date”). If the Release has not been executed, delivered and become irrevocable by the Executive prior to the 60th day following the Retirement Date (other than as a result of Executive’s death or incapacity), all benefits provided under Section 3 shall cease or be forfeited.

5.Administrative Support. During the period commencing on the Retirement Date and ending on December 31, 2018, the Company will reimburse you for the cost of obtaining administrative services; provided that the amount reimbursable by the Company with respect to any calendar month shall not exceed $10,000; provided further, that, (i) except in the case of the Company employee who currently serves as your administrative assistant, you may not retain any individual who is currently employed by the Company or its subsidiaries to provide such services and (ii) to the extent that you wish to employ your current administrative assistant to provide such services, the Company shall make such assistant available to provide such services to you so long as she remains employed by the Company (without charge to you) and the reimbursement provided under this Section 5 shall commence after she ceases to be an employee of the Company.

6.Company Aircraft. During the period commencing on the Retirement Date and ending on June 30, 2017, you will be permitted to use (without charge to you) aircraft owned by the Company for purposes of flights that have been scheduled by you as of the date hereof or reasonably scheduled until June 30, 2017; provided that any such use of Company-owned aircraft shall be subject to availability of such aircraft (which shall be reasonably applied) and any applicable policies of the Company (other than policies prohibiting use by non-employees).

7.Indemnification. The Company shall indemnify you and hold you harmless from any claims, demands, liabilities, actions, suits or proceedings (“Claims”) asserted or claimed by third-parties arising out of the performance of your duties for the Company and its affiliates, in each case to the fullest extent provided in the Company’s governance documents, and permitted under applicable law, except to the extent such Claims arise from your willful misconduct or fraud. The Company shall also cause you to continue to be covered under applicable directors’ and officers’ liability insurance policies with respect to your actions and inactions as an executive and/or director of the Company and any of its affiliates.

8.Restrictive Covenants. (a) Acknowledgment. You hereby acknowledge that in the course of your employment and association with the Company and its majority-owned subsidiaries (hereinafter collectively referred to as, the “Company Group”), you have become familiar with trade secrets and other confidential and proprietary information of the Company Group and that your services have been and would be of special, unique and extraordinary value to the Company. As consideration for your agreement to be bound by the restrictions in this Section 8, the Company will execute and deliver to you the Release.

(b).Non-Competition. You agree that during the period commencing on the Retirement Date and ending on December 31, 2018 (the “Restriction Period”), you will refrain from, directly or indirectly, owning any interest in, managing, controlling, financing, participating in, consulting with, or rendering services for, any activity or business transaction for yourself or any other person or entity, or affiliate, whether or not for remuneration, direct or indirect, contingent or otherwise, that competes with any businesses of the Company Group in operation as of the date hereof; provided that this provision shall not prohibit you from (i) serving as a non-employee director of any competing company or other entity or (ii) being a passive owner of not more than ten percent of the outstanding stock or equity interests of any competing company or other entity, so long as you have no active participation in the business of such company or entity (other than as contemplated under the foregoing clause (i)). For the avoidance of doubt, you shall not be prohibited from providing non-competitive services to a unit, division or affiliate of an entity which does engage in activities competitive with the businesses of Company Group so long as you do not directly or indirectly provide such competitive services. The Company acknowledges that, as a former director and employee, you will not be subject to the Company’s insider trading policy or any other Company policy on stock trading following the Retirement Date.

(c).Non-Solicitation. You further agree that, during the Restriction Period, you will refrain from, directly or indirectly: (i) soliciting or attempting to solicit any employee of the Company Group to leave the employ of the Company Group; (ii) hiring any person who was an employee of the Company Group at any time during the six month period preceding such hiring (other than the Company employee who serves as your administrative assistant immediately prior to the Retirement Date); and (iii) soliciting or attempting to solicit any existing or prospective customer, supplier, licensee, lender, licensor or other business relation of the Company Group to cease doing business with the Company Group or to reduce the level of business conducted with the Company Group. For the avoidance of doubt, you shall not be deemed to violate this paragraph by providing a personal reference or by a general advertisement for employees which is not targeted at employees of the Company Group.

(d).Non-Disparagement. During the Restriction Period (i) you shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company Group or its current officers, directors, employees or businesses or, in relation to the Company Group, any of its clients or customers or businesses and (ii) the Company shall not issue, and shall instruct the Company Parties (as defined below) not to make, any oral or written negative, disparaging or adverse statements or representations of or concerning you; provided, however, that nothing in this Agreement shall prohibit (A) critical communications between you and the Company in connection with your employment, (B) you or any Company Party from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (C) you or the Company from acting in good faith to enforce your respective rights under this Agreement or in any other litigation. For purposes of this Agreement, the term “Company Parties” shall mean the members of the Board, executive officers and all spokespersons of the Company Group.

(e).Acknowledgement. In the event that you violate any covenant referenced or contained in this Agreement, the duration of such covenant shall automatically be extended by the length of time during which you were in violation of such covenant (unless the Company was aware of such violation and knowingly determined not to contest it), including, but not limited to, an extension for the period from the date of your first violation until an injunction is entered enjoining such violation. You acknowledge that the restrictions contained in this Agreement are, individually and in the aggregate, properly required by the Company Group and reasonable in duration, scope, area and nature. You shall not, and you hereby waive and release any rights or claims to, contest or challenge the reasonableness, validity or enforceability of the restrictions contained in this Agreement whether in court, arbitration or otherwise.

(f).Severability. If any provision of this Agreement, or the application of any provision of this Agreement to any person or circumstance, is, for any reason and to any extent, held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions of this Agreement of its application to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by applicable law; and you and the Company agree that any invalid or unenforceable provision may and shall be reformed and applied to the extent needed to avoid that invalidity or unenforceability and in a manner that is as similar as possible to the intent of yourself and the Company (as described in this Agreement) and preserves the essential economic substance and effect of this Agreement.

(g).Injunctive Relief. You acknowledge that any violation of the restrictions referenced or contained in this Agreement may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violation may result in irreparable and continuing harm to the Company. Accordingly, you agree that, in addition to any other remedy that the Company may have at law or in equity, the Company shall be entitled to seek injunctive relief to restrain any violation by you of the restrictions contained in this Agreement. The Company also agrees that you may seek injunctive relief to restrain any violation by the Company of any of its restrictions contained in this Agreement.

9. Announcement. Except as otherwise required by applicable law, the parties hereto agree that all press releases, employee communications and public announcements or filings relating to your retirement as a member of the Board and as CEO, in each case, shall be consistent with the press release attached hereto as Exhibit B. The parties hereto acknowledge that the terms of this Agreement will be publicly disclosed in accordance with applicable securities laws.

10.Legal Costs. The Company shall pay directly or reimburse you for reasonable legal fees and expenses incurred by you on or prior to March 1, 2017 in connection with the negotiation and preparation of this Agreement and related issues.

11.General Provisions.

(a).Modification or Waiver; Entire Agreement. No provision of this Agreement may be modified or waived except in a document signed by you and a person authorized by the Board. Failure to insist upon strict compliance with any term of this Agreement shall not be considered a waiver of any such term or any other term of this Agreement. This Agreement supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between you and the Company, whether written or oral, with respect to the subject matter hereof.

(b).Governing Law. The validity, construction and interpretation of this Agreement and the rights and duties of you and the Company hereunder shall be governed by the laws of the State of New York without reference to the State of New York choice of law rules. THE PARTIES HERETO AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY (AND EXCLUSIVELY) LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED. HOWEVER, NOTHING IN THIS SECTION 11(b) SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY.

(c).Survival. You and the Company agree that the covenants and promises set forth in this Agreement (and any other provision with efficacy following the receipt by you of all payments and benefits required to be provided to you by the Company hereunder) shall survive and continue in full force and effect to the extent necessary to effectuate the terms of this Agreement.

(d).Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:
To Raymond Barrette
P.O. Box 5254, Hanover, NH 03755
If to the Company:
White Mountains Insurance Group, Ltd.
80 S. Main Street
Hanover, NH 03755
Telecopy No.: 603-643-4592
Attention: Robert L. Seelig

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(e).Assignment; Successors. This Agreement shall be binding upon and shall inure to your benefit, the benefit of your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns and, as described in Section 11(i), the Company and its successors.

(f).Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision of this Agreement.

(g).Section 409A. It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In the event the parties determine that any provision of this Agreement does not comply with Section 409A, you and the Company shall cooperate to amend or modify this Agreement to comply with Section 409A while preserving, to the maximum extent practicable, the economic benefits hereunder. Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Agreement may not be reduced by, or offset against, any amount owing by you to the Company. If, at the time of your separation from service (within the meaning of Section 409A), you are a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), then you and the Company shall cooperate to make a good faith determination as to whether any amount payable under this Agreement constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, and in such event the Company shall not pay any such amount on the otherwise scheduled payment date, but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period. For purposes of Section 409A, each payment hereunder shall be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Except as specifically permitted by Section 409A, the benefits and reimbursements provided to you under this Agreement during any calendar year shall not affect the benefits and reimbursements to be provided to you under the relevant section of this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Further, reimbursement payments shall be made to you as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(h).Withholding/Set-Off/Mitigation. All payments made to you or on your behalf under this Agreement shall be reduced by any amount that the Company is required by applicable law to withhold in advance payment of your federal, state and local or foreign income, wage and employment tax liability. None of the payments due to you hereunder shall be subject to set-off or mitigation.

(i).Successors to Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any successor shall be substituted for the Company under the terms of this Agreement. As used in this Agreement, the term “successor” means any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets of the business of the Company. Notwithstanding any assignment, the Company shall remain, with any successor, jointly and severally liable for all its obligations under this Agreement. The covenants set forth in Section 8 shall not be expanded by the application of this Section 11(i) to a successor of the Company.

(j).Execution in Counterparts. This Agreement may be executed in counterparts (including by facsimile or by PDF), and by the parties hereto in separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed and delivered by each of the parties hereto.

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If the foregoing accurately reflects our agreement, please sign and return to us the enclosed duplicate copy of this letter.
White Mountains Insurance Group, Ltd.

/s/ Robert L. Seelig

Name: Robert L. Seelig
Title: Managing Director & General Counsel
Date: March 1, 2017

Accepted and Agreed to:

/s/ Raymond Barrette

Raymond Barrette
Date: March 1, 2017

Exhibit A
Mutual Release of Claims
WHEREAS, Raymond Barrette (the “Executive”), retired from his positions as Chief Executive Officer of White Mountains Insurance Group, Ltd. (the “White Mountains”) as of March 1, 2017 (the “Retirement Date”); and
WHEREAS, the Executive and White Mountains entered into that certain letter agreement, dated as of March 1, 2017 (the “Retirement Agreement”).
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive and White Mountains agree as follows:
1.This mutual release of claims (this “Release”) is effective as of the date hereof and shall continue in effect as provided herein.

2.(a) In consideration of the mutual covenants and agreements contained in the Retirement Agreement, the Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges White Mountains and its respective predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (collectively, the “Company”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which the Executive now has arising out of or relating to the Executive’s employment by, or service with, the Company (including service as a White Mountains-designated member of the board of directors of, or White Mountains-designated representative to, an unaffiliated company or other entity) and retirement from such employment or service (“claims”) including but not limited to:

(i).any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act or any other applicable federal, state or local law provisions, whether domestic or foreign; and

(ii).any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

(b).The Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against the Company to the extent provided in this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Retirement Agreement.

(c).The Executive further agrees and acknowledges that:

(i).The release provided for herein releases claims up to and including the date of this Release;

(ii).The Executive has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;

(iii).The Executive has been given a period of 45 days to review and consider the terms of this Release prior to its execution and that he may use as much of the 45-day period as he desires; and

(iv).The Executive may, within seven days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the Company. For such revocation to be effective, such written notice must be actually received by the Company no later than the close of business on the seventh day after the Executive executes this Release. If the Executive exercises his right to revoke this Release, all of the terms and conditions of this Release shall be of no force and effect (including, for the avoidance of doubt, the release of claims by the Company described in Section 3 of this Release).

(d).The Executive agrees that he shall never file a lawsuit or other complaint asserting any claim that he releases in this Release or the validity or enforceability of this Release.

(e).The Executive does not by this Release relinquish (i) any right to any vested, deferred benefit in any benefit plan, (ii) any right to indemnification or insurance under any applicable directors and officers liability insurance policy, applicable state and federal law, and the Company’s Memorandum of Continuance and Bye-Laws, (iii) any right that is not waivable under applicable law, (iv) any right with respect to any event, act or omission taking place after the date hereof, (v) any right with respect to the Company’s breach of any terms or conditions of the Retirement Agreement or (vi) any right the Executive may have to obtain contribution as permitted by applicable law in the event of any judgment against the Executive as a result of any act or failure to act for which the Company or its affiliates and the Executive are jointly liable.

3.(a) In consideration of the mutual covenants and agreements contained in the Retirement Agreement, the Company hereby releases, dismisses, remises and forever discharges the Executive and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind) from any and all claims of any kind and every description, whether known or unknown, arising out of or relating to the Executive’s employment by or service with the Company and retirement from such employment or service.

(b).The Company understands and acknowledges that the Executive does not admit any violation of law, liability or invasion of any of its rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Company ever had or now may have against the Executive to the extent provided in this Release. The Company further agrees and acknowledges that no representations, promises or inducements have been made by the Executive other than as appear in the Retirement Agreement.

(c).The Company further agrees and acknowledges that:

(i).The release provided for herein releases claims up to and including the date of this Release.

(ii).The Company agrees that it shall never file a lawsuit or other complaint asserting any claim that it releases in this Release or the validity or enforceability of this Release.

(d).The Company does not by this Release relinquish (i) any claims the Company may have against the Executive for illegal conduct, (ii) any right that is not waivable under applicable law, (iii) any right with respect to any event, act or omission taking place after the date hereof, (iv) any rights with respect to the Executive’s breach of any terms or conditions of the Retirement Agreement or (v) any right the Company may have to obtain contribution as permitted by applicable law in the event of any judgment against the Company or its affiliates as a result of any act or failure to act for which the Executive and the Company or its affiliates are jointly liable.

4.The Company and the Executive agree that the terms of this Release are and shall be deemed to be strictly confidential, and each agrees not to disclose such terms to any person or entity other than their legal, financial and tax advisors (or, in the case of the Executive, his immediate family) or as required by applicable law or applicable regulatory rules, without the prior written consent of the other party. Notwithstanding the foregoing, this Release is not intended to, and shall be interpreted in a manner that does not, limit or restrict the Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934). The Company and the Executive each agree that they shall remain obligated to the other party under the Retirement Agreement from and after the date of this Release. The provisions of this Release are severable and if any part of it is found to be unenforceable, the other paragraphs shall remain full, valid and enforceable.

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IN WITNESS WHEREOF, the Executive and the Company have executed and delivered this Release on the dates set forth below.

White Mountains Insurance Group, Ltd.

By:	/s/ Robert L. Seelig
Name: Robert L. Seelig
Title: Managing Director & General Counsel

/s/ Raymond Barrette

Raymond Barrette